UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (earliest event reported): November 8, 2012

ORIENT-EXPRESS HOTELS LTD.
(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation)	001-16017 (Commission file number)	98-0223493 (I.R.S. Employer Identification No.)

22 Victoria Street
Hamilton HM 12, Bermuda
(Address of principal executive offices) (Zip Code)

441-295-2244
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 8, 2012, the Registrant issued a news release announcing that Philip R. Mengel resigned as Interim Chief Executive Officer of the Registrant, effective as of November 8, 2012. Mr. Mengel will continue as a director of the Registrant.

On November 8, 2012, the Registrant also announced that John M. Scott III was appointed President and Chief Executive Officer of the Registrant, effective as of November 8, 2012.  Mr. Scott was also appointed a director of the Registrant, effective as of November 8, 2012, to serve until the Registrant’s 2013 annual general meeting.

Mr. Scott, age 47, served as President and CEO of Rosewood Hotels & Resorts from 2003 until the sale in 2011 of Rosewood and related owned hotel assets. Prior to joining Rosewood Hotels, Mr. Scott served for seven years as Managing Director of Acquisitions and Asset Management at Maritz, Wolff & Co., where he was responsible for acquisitions and asset management for the private equity real estate investment group.  Previously, Mr. Scott held management positions in business planning and development at The Walt Disney Company and senior hotel management positions at the Interpacific Group Hong Kong, a private hotel investment and management company operating in the Asia-Pacific region. Mr. Scott holds a Master’s Degree in Business Administration from Harvard Business School and a Bachelor of Arts Degree from Dartmouth College.  He also serves on the Board of Cedar Fair Entertainment (NYSE: FUN), a leading publicly traded theme park and entertainment company.

A copy of the news release announcing the events described above is annexed as Exhibit 99.1 to this Report and is incorporated herein by reference.

In connection with Mr. Scott’s appointment, the Registrant has entered into certain compensatory agreements with Mr. Scott, including a Service Agreement between a subsidiary of the Registrant and Mr. Scott, and a Severance Agreement, each dated November 8, 2012.

The principal terms of the Service Agreement relating to Mr. Scott’s compensation include the following:

•	an annual base salary of $900,000, subject to annual increases as determined by the Board or its compensation committee;

•
eligibility for an annual bonus at a target level of 125% of his annual base salary and a maximum level of 150% of his annual base salary, with a guaranteed bonus of $160,273 in respect of 2012 and of the target level in respect of 2013;

•	a sign-on award of 440,000 deferred Class A common shares of the Registrant (the “Sign-On Award”), which will vest annually in four equal tranches starting on January 1, 2013;

•
participation at the executive level in future grants under the Registrant’s long-term incentive plan during each financial year of the Registrant starting in 2013, at a target level of at least 150% of his annual base salary;

•	reimbursement for relocation expenses and, commencing upon his entry into a lease for his permanent residence, an annual expatriate allowance of $500,000; and

•
a severance payment in the event of termination of his employment without cause or his resignation for good reason, equal to two times his annual base salary plus target bonus, 50% of which is payable in cash upon termination and the remainder of which is payable in monthly installments over a 12-month period following termination, and accelerated vesting of the first tranche of his Sign-On Award.  Termination of Mr. Scott’s employment without cause is subject to six-months’ notice.

Under the Service Agreement, Mr. Scott is subject to a 12-month noncompetition and nonsolicitation covenant.  Mr. Scott is entitled to tax neutralization payments on his relocation and travel benefits and out-of-plan medical benefits, if any.

The principal terms of the Severance Agreement provide that if the Registrant undergoes a change in control, and if Mr. Scott’s employment is terminated by the Registrant or its subsidiary or if he resigns for good reason within one year following the change in control (or in anticipation of the change in control), then Mr. Scott will not receive any severance benefits under his Service Agreement but will instead be entitled to certain severance payments, the amount of which depends on the timing of the change in control, ranging from one times his annual base salary, expatriate allowance and target bonus plus vesting of a total of 220,000 of his shares under his Sign-On Award if his termination results from a change in control occurring on or before December 31, 2013, to two-and-a half times his annual base salary and two times his target bonus, one-half of his expatriate allowance and full vesting of his equity awards if his termination results from a change in control occurring after June 30, 2014.  The Severance Agreement also entitles Mr. Scott to a tax neutralization payment for any excise tax incurred by Mr. Scott in connection with payments under the Severance Agreement (or any other agreements). Mr. Scott’s payments under the Severance Agreement are in lieu of severance payments due to him under his Service Agreement.

The Registrant also entered into a director and officer indemnification agreement with Mr. Scott in connection with his appointment.

Item 8.01  Other Events.

On November 8, 2012, the Registrant also announced that its Board of Directors, after thorough consideration and in consultation with independent financial and legal advisors, has unanimously determined that the unsolicited proposal from The Indian Hotels Company Limited and certain affiliates and third parties to acquire all of the outstanding shares of the Registrant significantly undervalues the Registrant and its unique assets and is not in the best interests of the Registrant and its shareholders.  The Registrant informed Indian Hotels of its decision in a letter, the text of which is included in the news release, annexed as Exhibit 99.1 to this Report.

Item 9.01    Financial Statements and Exhibits.

(d)  Exhibits

Exhibit Number	Description of Exhibit
99.1	News release of the Registrant dated November 8, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ORIENT-EXPRESS HOTELS LTD.

	By:	/s/ Edwin S. Hetherington
Date: November 13, 2012		Edwin S. Hetherington Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
99.1	News release of the Registrant dated November 8, 2012.